Exhibit 99.1

NEWS from

801 Louisiana, Suite 700

Houston, Texas 77002

Phone (713) 780-9494

Fax (713) 780-9254

Contact:
Robert C. Turnham, President	Traded: OTC Markets (GDPM)
Robert T. Barker, Interim-CFO

FOR IMMEDIATE RELEASE

GOODRICH PETROLEUM ANNOUNCES DECISION NOT TO MAKE INTEREST PAYMENTS AND CONFERENCE CALL TO DISCUSS SPECIAL SHAREHOLDERS MEETING AND UNSECURED NOTES AND PREFERRED STOCK EXCHANGE OFFERS

HOUSTON, March 8, 2016 /PRNewswire/ — Goodrich Petroleum Corporation (OTC Markets: GDPM) (the “Company”) today announced that it has elected to exercise its right to a grace period with respect to certain interest payments due March 15, 2016 and April 1, 2016 and that it will hold a conference call on Wednesday, March 9, 2016 at 10:00 am Central time to discuss the definitive proxy materials filed February 12, 2016 and Exchange Offers for its Unsecured Notes and Preferred Stock filed January 26, 2016, as amended February 5, 2016.

The Company is exercising the grace period on its $5.2 million interest payment due on its 8.875% Senior Notes due 2019, $4.0 million interest payment due on its 8.00% Second Lien Senior Secured Notes due 2018 and $3.0 million interest payment due on its 8.875% Second Lien Senior Secured Notes due 2018. These interest payments are due March 15, 2016.

The Company has also elected to exercise its right to a grace period with respect to a $0.2 million interest payment due on its 5.00% Convertible Senior Notes due 2029, a $2.4 million interest payment due on its 5.00% Convertible Senior Notes due 2032 and a $0.2 million interest payment due on its 5.00% Convertible Exchange Senior Notes due 2032. These interest payments are due on April 1, 2016.

Such grace periods permit the Company 30 days to make the interest payments before an event of default occurs under the respective indentures governing the notes.

As previously announced, the Company has commenced offers to exchange all of its outstanding Unsecured Notes and Preferred Stock for shares of the Company’s Common Stock (the “Exchange Offers”). As we have previously advised, if the Exchange Offers are unsuccessful, we are likely to seek relief under the U.S. Bankruptcy Code. In such an event, we expect that the holders of our outstanding Unsecured Notes, shares of Preferred Stock and shares of our

Common Stock would likely receive no consideration due to asset valuation in the current commodity price environment and the pledge of the Company’s assets as collateral to the secured noteholders. To this end, we have engaged Lazard, as restructuring advisor, and Vinson & Elkins L.L.P., as restructuring counsel, and are working on a plan of reorganization that the Company expects to implement if the Exchange Offers are unsuccessful.

To access the conference call, domestic participants should dial (888) 317-6003 and international participants should dial (412) 317-6061. The participant passcode is 3966589. The Company encourages participants to dial into the conference call ten minutes before the scheduled start time. A telephonic replay of the conference call will be available through March 17, 2016 and will be permanently archived thereafter on the Company’s website at www.goodrichpetroleum.com. Domestic participants accessing the telephonic replay should dial (877) 344-7529 and international participants should dial (412) 317-0088. The participant passcode is 10082401.

Participants are encouraged to access the live audio webcast of the conference call through the following web link: https://www.webcaster4.com/Webcast/Page/937/13971 or by accessing the webcast through the investor relations section of the Company’s website at www.goodrichpetroleum.com.

The description of the Exchange Offers in this press release is only a summary and is qualified in its entirety by all of the terms and conditions of the set forth in the offers to exchange, the letters of transmittal and related materials filed with the Securities Exchange Commission. The complete terms and conditions of the Exchange Offers are set forth in the amended and restated offers to exchange and related amended and restated letters of transmittal that have been sent to holders of the Preferred Stock and Unsecured Notes. Copies of the amended and restated offers to exchange and amended and restated letters of transmittal may be found on the Company’s website at www.goodrichpetroleum.com and may be obtained from the Exchange Agent or the Information Agent for the Exchange Offers as follows:

•	Georgeson, Inc., at 888-607-6511 (toll free) or www.georgeson.com

•	American Stock Transfer & Trust Company, LLC, at (877) 248-6417 (toll free) or (718) 921-8317 or www.americanstocktransfer.com

THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION TO BUY ANY OF THE EXISTING PREFERRED STOCK OR EXISTING UNSECURED NOTES NOR IS IT A SOLICITATION FOR ACCEPTANCE OF THE EXCHANGE OFFERS. THE COMPANY IS MAKING THE PREFERRED EXCHANGE OFFERS AND UNSECURED NOTES EXCHANGE OFFERS ONLY BY, AND PURSUANT TO THE TERMS OF, THE AMENDED AND RESTATED OFFERS TO EXCHANGE AND THE AMENDED AND RESTATED LETTERS OF TRANSMITTAL. THE PREFERRED EXCHANGE OFFERS AND UNSECURED NOTES EXCHANGE OFFERS, AS AMENDED, ARE NOT BEING MADE IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION. NONE OF THE COMPANY, THE INFORMATION AGENT

OR THE EXCHANGE AGENT FOR THE EXCHANGE OFFERS MAKES ANY RECOMMENDATION IN CONNECTION WITH THE EXCHANGE OFFERS. THIS ANNOUNCEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS UNLAWFUL.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements.” Such forward-looking statements are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other subsequent filings with the SEC. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the OTC Markets.

SOURCE Goodrich Petroleum Corporation

Robert C. Turnham, Jr., President, +1-713-780-9494